Exhibit 99.1

News Release
Company Contact:
Dan Smith
Acuity Brands, Inc.
(404) 853-1423
Acuity Brands Reports Fiscal 2010 Fourth Quarter
and Full Year Results
ATLANTA, October 6, 2010 — Acuity Brands, Inc. (NYSE: AYI) (“Company”) today announced fiscal 2010 fourth quarter net sales of $444.1 million, a 5 percent increase compared with the year-ago period. Fiscal 2010 fourth quarter income from continuing operations was $27.2 million compared with $29.1 million for the prior-year period. Diluted earnings per share (EPS) from continuing operations for the fourth quarter of fiscal 2010 were $0.62 compared with $0.66 for the prior year. The results for the fourth quarter of fiscal 2010 include a $3.3 million pre-tax special charge, or $0.05 per diluted share. The special charge related to streamlining activities and non-cash asset impairments as explained below. Excluding special charges in both periods, adjusted diluted EPS for the fourth quarter of fiscal 2010 was $0.67 compared with $0.66 for the prior-year period.
Operating profit was $48.0 million and $49.9 million for the fourth quarter of fiscal 2010 and 2009, respectively. Excluding the special charges for both periods, adjusted operating profit for the fourth quarter of fiscal 2010 was $51.3 million, or 11.5 percent of net sales, compared with the prior year’s adjusted operating profit of $50.0 million, or 11.8 percent of net sales.
Mr. Nagel, Chairman, President, and Chief Executive Officer of Acuity Brands, commented, “We are very pleased with our fiscal 2010 fourth quarter results as we continue to execute extremely well in a challenging environment. We achieved unit volume growth while non-residential construction continued to decline. I believe this is strong evidence that the execution of our strategies to extend our leadership position in North America is succeeding. These strategies include continued introduction of new, more energy-efficient lighting products and solutions, expansion in key geographies and important channels, and further gains in productivity. Our profitability and cash flow were similarly strong while we continued to invest heavily in a number of areas with significant growth potential.”

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The year-over-year growth in fiscal fourth quarter net sales was due primarily to a 6 percent increase in unit volume, partially offset by unfavorable changes in both selling prices in certain channels and geographies and the mix of products sold. The increase in unit volume occurred in key product areas, such as lighting control devices and energy-efficient luminaires, and in key channels, such as renovation and home improvement, all of which helped to offset declines in other sectors of the non-residential construction market, particularly commercial and office buildings.
Fiscal 2010 fourth quarter gross profit margin increased 240 basis points to 41.5 percent compared with 39.1 percent for the prior-year period. The increase was due primarily to higher sales volume, favorable year-over-year material and component costs, and productivity improvements. Partially offsetting these positive contributions were unfavorable pricing and mix of products sold as well as higher pension and transportation costs. Selling, distribution and administrative (“SD&A”) expenses for the fourth quarter of fiscal 2010 increased to $133.1 million compared with $115.4 million in the prior-year period. Fiscal 2010 fourth quarter SD&A expenses as a percentage of net sales increased 270 basis points year-over-year to 30.0 percent. More than 75 percent of the increase was attributable to higher incentive compensation expense and higher commission and freight costs to support the additional sales volume. The remainder of the increase was due to structurally higher operating costs associated with acquired businesses, acquisition costs, and increased investments in key areas of the business for new product introductions and renovation, partially offset by savings realized from previous streamlining actions.
Fiscal 2010 fourth quarter results include a $3.3 million special charge which consists of a $1.7 million non-cash expense for asset impairments primarily associated with the write-down of the value of a closed facility, as well as $1.6 million of employee severance and benefits costs related to streamlining actions, including actions associated with the recent acquisition of Renaissance Lighting.
Fiscal 2010 Results
Fiscal 2010 net sales were $1,626.9 million compared with $1,657.4 million for the prior-year period, a decrease of 2 percent. Operating profit for fiscal 2010 was $157.7 million compared with $153.8 million for the prior year. Excluding the special charges for streamlining activities, adjusted operating profit for fiscal 2010 was $166.1 million, or 10.2 percent of net sales, compared with $180.5 million, or 10.9 percent of net sales, for the prior year. Income from

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continuing operations for fiscal 2010 was $79.0 million compared with $85.2 million for fiscal 2009. Excluding the impact of special charges for streamlining activities in both periods and the loss associated with the early retirement of debt, which was incurred in the second quarter of fiscal 2010, adjusted income from continuing operations for fiscal 2010 was $91.3 million, a decrease of 10 percent compared with $102.0 million for fiscal 2009. Diluted EPS from continuing operations for fiscal 2010 and 2009 were $1.79 and $2.01, respectively. Excluding the impact of special charges for streamlining activities and the loss associated with the early retirement of debt, adjusted diluted EPS from continuing operations for fiscal 2010 were $2.08, compared with $2.41 for fiscal 2009.
Cash and cash equivalents at August 31, 2010 totaled $191 million, an increase of $172 million since the beginning of the fiscal year. For fiscal 2010, the Company generated $139 million in free cash flow (defined as net cash provided by operating activities less purchases of property, plant, and equipment.) Additionally, during fiscal 2010 net proceeds from debt refinancing activities provided $109 million, partially offset by payments of $23 million for acquisitions and strategic investments, $23 million for dividends to stockholders, and $36 million for stock repurchases. During the fourth quarter of fiscal 2010, the Company repurchased over 1 million shares, or 2 percent, of its outstanding common stock. The Company’s debt to total capitalization ratio (calculated by dividing total debt by the sum of total debt and total stockholders’ equity) was 34% at August 31, 2010. The ratio of debt, net of cash, to total capitalization, net of cash, was 19% at August 31, 2010.
Outlook
Mr. Nagel commented, “Key economic indicators and independent third-party forecasts, while a bit mixed, suggest activity to be slightly down to flat for our primary market, U.S. non-residential construction, for our fiscal 2011. This more neutral outlook is in contrast to the stiff headwinds our industry faced over the last few years. We believe demand outlook for lighting fixtures and controls should benefit from the growing interest for renovation of commercial and institutional buildings and outdoor lighting for energy savings and sustainability.
“We believe the Company is well positioned to fully participate in the renovation opportunity, as well as the resurgence of new construction. We continue to make investments to create more innovative and energy-efficient lighting fixtures, controls and software that can be sold separately or configured into systems which provide improved energy efficiency and a better lighting environment. Complete lighting systems will likely become an integral part of the “smart

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building” energy management development. Also, we continue to invest in extending our market presence in the growing renovation sector. While these investments will likely continue to negatively affect our short-term profitability, we believe they will position the Company so that it can continue to outperform the market over the longer-term.
“We remain cautious about the potential for increases in material and component costs, and we will be as vigilant as possible in our pricing strategies to protect our margins and market position. Notwithstanding efforts to recoup higher costs, we anticipate pricing will continue to be competitive. We expect savings from previous streamlining actions to provide almost $10 million of incremental savings in fiscal 2011. We intend to invest up to $40 million in capital expenditures during fiscal 2011, and we estimate our annual tax rate to be approximately 34 percent for the year.”
Mr. Nagel concluded, “Looking beyond the current environment, we believe the lighting and lighting-related industry will experience solid growth over the next decade, particularly as energy and environmental concerns come to the forefront, and we believe we are well positioned to fully participate in this exciting industry.”
The Company’s independent registered public accountants’ audit opinion with respect to the fiscal year-end financial statements will not be issued until the Company completes its annual report on Form 10-K, including its evaluation of internal controls over financial reporting. Accordingly, the financial results reported in this earnings release are preliminary pending completion of the audit. In addition, the classification of the purchase price allocation for the recent acquisition of Renaissance Lighting remains subject to finalization.
Accounting Standards Adopted in Fiscal 2010
Included in the accounting standards that the Company adopted in fiscal 2010 was the two-class method as required under ASC 260 — “Earnings Per Share” (EPS). The two-class method is an earnings allocation method for computing EPS when a company’s capital structure includes two or more classes of common stock or common stock and participating securities; EPS is determined based on dividends declared on common stock and participating securities and participation rights of participating securities in any undistributed earnings. EPS is reduced as a result of including the participating securities in the calculation of EPS. The adoption of the two-class method reduced diluted EPS from continuing operations for the fiscal 2009 fourth quarter and full-year by $0.02 and $0.04, respectively.

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Non-GAAP Financial Measures
Acuity Brands’ management included in the above news release the terms “adjusted operating profit”, “adjusted operating profit margin”, “adjusted income from continuing operations”, and “adjusted diluted EPS” which are non-GAAP financial measures provided to enhance the user’s overall understanding of the Company’s current financial performance and prospects for the future. Specifically, management believes that adjusted operating profit, adjusted operating profit margin, adjusted income from continuing operations, and adjusted diluted EPS provide useful information to investors by excluding or adjusting items related to (a) streamlining and manufacturing consolidation activities which affected the Company’s reported operating results in fiscal 2009 and 2010 and (b) the loss on the early retirement of debt which affected fiscal 2010 income and diluted EPS. Management believes these special items impacted the comparability of the Company’s results and that these items are not reflective of fixed costs that the Company will incur over the long term. These non-GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, results prepared in accordance with GAAP. The most directly comparable GAAP measure for adjusted operating profit and adjusted operating profit margin are “operating profit” and “operating profit margin”, respectively, which include the impact of streamlining and manufacturing consolidation activities. The most directly comparable GAAP measures for adjusted income from continuing operations and adjusted diluted EPS are “income from continuing operations” and “diluted EPS,” respectively; both GAAP measures include the impact of special charges and the loss on early retirement of debt. The non-GAAP financial measures included in this news release have been reconciled to the nearest GAAP measure.
Conference Call
As previously announced, the Company will host a conference call to discuss fourth quarter results today, October 6, 2010, at 10:00 a.m. ET. Interested parties may listen to this call live today or hear a replay at the Company’s Web site: www.acuitybrands.com.
About Acuity Brands
Acuity Brands, Inc., is a North American market leader and one of the world’s leading providers of luminaires, lighting control systems and related products and services with fiscal year 2010 net sales of over $1.6 billion. The Company’s lighting and system control product lines include Lithonia Lighting®, Holophane®, Peerless®, Mark Architectural Lighting™, Hydrel®, American

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Electric Lighting ®, Gotham ®, Carandini ®, RELOC ®, MetalOptics ®, Antique Street Lamps™, Tersen ®, Synergy® Lighting Controls, Sensor Switch®, Lighting Control & Design™, and ROAM®. Headquartered in Atlanta, Georgia, Acuity Brands employs approximately 6,000 associates and has operations throughout North America, Europe and Asia.
Forward Looking Information
This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that may be considered forward-looking include statements incorporating terms such as “expects,” “believes,” “intends,” “estimates”, “forecasts,” “anticipates,” “may,” “should”, and similar terms that relate to future events, performance, or results of the Company and specifically include statements made in this press release regarding: (a) slightly down to flat forecasted activity for U.S. non-residential construction in fiscal 2011; (b) demand outlook benefits from the growing interest in renovation; (c) expectation of solid growth over the next decade for the lighting and lighting-related industry and the Company’s position to fully participate; (d) potential increases in material and component costs; (e) intentions to invest up to $40 million in capital expenditures in fiscal 2011; (f) fiscal 2011 estimated annual tax rate of 34 percent; (g) the execution of our strategies; (h) complete lighting solutions becoming an integral part of the “smart building” energy management development, and (i) expected savings from previous streamlining actions. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the historical experience of Acuity Brands and management’s present expectations or projections. These risks and uncertainties include, but are not limited to, customer and supplier relationships and prices; competition; ability to realize anticipated benefits from initiatives taken and timing of benefits; market demand; litigation and other contingent liabilities; and economic, political, governmental, and technological factors affecting the Company. Please see the other risk factors more fully described in the Company’s SEC filings including the risks discussed in Part I, “Item 1a. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended August 31, 2009. The discussion of those risks is specifically incorporated herein by reference. Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

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ACUITY BRANDS, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except share and per-share data)

	August 31,
	2010	August 31,
	(Preliminary)	2009
ASSETS
Current Assets:
Cash and cash equivalents	$191.0	$18.7

Accounts receivable, less reserve for doubtful accounts of $2.0 and $1.9 at August 31, 2010 and 2009	255.1	227.4
Inventories	149.0	140.8
Deferred income taxes	17.3	16.7
Prepayments and other current assets	13.9	19.3

Total Current Assets	626.3	422.9

Property, Plant, and Equipment, at cost:
Land	7.6	7.3
Buildings and leasehold improvements	113.7	111.8
Machinery and equipment	337.5	334.7

Total Property, Plant, and Equipment	458.8	453.8
Less — Accumulated depreciation and amortization	320.4	308.0

Property, Plant, and Equipment, net	138.4	145.8

Other Assets:
Goodwill	510.4	510.6
Intangible assets	201.4	184.8
Deferred income taxes	3.7	2.6
Other long-term assets	20.1	23.9

Total Other Assets	735.6	721.9

Total Assets	$1,500.3	$1,290.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$195.0	$162.3
Current maturities of long-term debt	—	209.5
Accrued compensation	51.8	35.3
Accrued pension liabilities, current	1.1	1.2
Other accrued liabilities	73.4	67.8

Total Current Liabilities	321.3	476.1

Long-Term Debt	353.3	22.0
Accrued Pension Liabilities, less current portion	71.1	51.1
Deferred Income Taxes	6.9	13.0
Self-Insurance Reserves, less current portion	7.6	8.8
Other Long-Term Liabilities	45.7	47.4

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued	—	—

Common stock, $0.01 par value; 500,000,000 shares authorized; 50,441,634 issued and 42,116,473 outstanding at August 31, 2010; and 49,851,316 issued and 42,433,143 outstanding at August 31, 2009	0.5	0.5
Paid-in capital	661.9	647.2
Retained earnings	459.0	404.2
Accumulated other comprehensive loss items	(71.3)	(57.4)
Treasury stock, at cost, 8,325,161 shares and 7,418,173 shares at August 31, 2010 and 2009	(355.7)	(322.3)

Total Stockholders’ Equity	694.4	672.2

Total Liabilities and Stockholders’ Equity	$1,500.3	$1,290.6

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ACUITY BRANDS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per-share data)

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,
	2010	2009	2010	August 31,
	(Preliminary)	(Unaudited)	(Preliminary)	2009
Net Sales	$444.1	$422.6	$1,626.9	$1,657.4
Cost of Products Sold	259.7	257.2	965.4	1,022.3

Gross Profit	184.4	165.4	661.5	635.1

Selling, Distribution, and Administrative Expenses	133.1	115.4	495.4	454.6
Special Charge	3.3	0.1	8.4	26.7

Operating Profit	48.0	49.9	157.7	153.8

Other Expense (Income):
Interest expense, net	7.4	6.7	29.4	28.5
Loss on early debt extinguishment	—	—	10.5	—
Miscellaneous expense (income), net	—	—	(1.0)	(2.0)

Total Other Expense	7.4	6.7	38.9	26.5

Income from Continuing Operations before Provision for Income Taxes	40.6	43.2	118.8	127.3
Provision for Income Taxes	13.4	14.1	39.8	42.1

Income from Continuing Operations	27.2	29.1	79.0	85.2
Income (Loss) from Discontinued Operations	—	—	0.6	(0.3)

Net Income	$27.2	$29.1	$79.6	$84.9

Earnings Per Share:

Basic Earnings per Share from Continuing Operations	$0.63	$0.68	$1.83	$2.05
Basic Earnings (Loss) per Share from Discontinued Operations	—	—	0.01	(0.01)

Basic Earnings per Share	$0.63	$0.68	$1.84	$2.04

Basic Weighted Average Number of Shares Outstanding	42.4	42.2	42.5	40.8

Diluted Earnings per Share from Continuing Operations	$0.62	$0.66	$1.79	$2.01
Diluted Earnings (Loss) per Share from Discontinued Operations	—	—	0.01	(0.01)

Diluted Earnings per Share	$0.62	0.66	$1.80	$2.00

Diluted Weighted Average Number of Shares Outstanding	43.2	43.0	43.3	41.6

Dividends Declared per Share	$0.13	$0.13	$0.52	$0.52

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ACUITY BRANDS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Twelve Months Ended
	August 31, 2010	August 31,
	(Preliminary)	2009
Cash Provided by (Used for) Operating Activities:
Net income	$79.6	$84.9
Add: (Gain) Loss from Discontinued Operations	(0.6)	0.3

Income from Continuing Operations	79.0	85.2

Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	36.5	35.7
Excess tax benefits from share-based payments	(2.8)	(0.4)
Loss on early debt extinguishment	10.5	—
Loss on the sale or disposal of property, plant, and equipment	0.5	—
Asset impairments	5.1	1.6
Deferred income taxes	7.4	(0.4)
Other non-cash items	9.0	10.2
Change in assets and liabilities, net of effect of acquisitions, divestitures and effect of exchange rate changes:
Accounts receivable	(29.2)	43.2
Inventories	(8.6)	10.3
Prepayments and other current assets	1.8	12.2
Accounts payable	33.5	(44.4)
Other current liabilities	21.8	(62.5)
Other	(4.0)	2.0

Net Cash Provided by Operating Activities	160.5	92.7

Cash Provided by (Used for) Investing Activities:
Purchases of property, plant, and equipment	(21.9)	(21.2)
Proceeds from sale of property, plant, and equipment	0.2	0.2
Acquisitions of business and intangible assets	(22.6)	(162.1)

Net Cash Used for Investing Activities	(44.3)	(183.1)

Cash Provided by (Used for) Financing Activities:
Repayments of long-term debt	(237.9)	(162.4)
Issuance of long-term debt	346.5	—
Repurchases of common stock	(36.1)	—
Proceeds from stock option exercises and other	6.5	3.0
Excess tax benefits from share-based payments	2.8	0.4
Dividends paid	(22.6)	(21.6)

Net Cash Provided by (Used for) Financing Activities	59.2	(180.6)

Cash from Discontinued Operations:

Net Cash (Used for) Provided by Operating Activities	—	(0.3)
Net Cash (Used for) Provided by Investing Activities	—	—
Net Cash (Used for) Provided by Financing Activities	—	—

Net Cash Used for Discontinued Operations	—	(0.3)

Effect of Exchange Rate Changes on Cash	(3.1)	(7.1)

Net Change in Cash and Cash Equivalents	172.3	(278.4)

Cash and Cash Equivalents at Beginning of Period	18.7	297.1

Cash and Cash Equivalents at End of Period	$191.0	$18.7

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ACUITY BRANDS, INC.
Reconciliation of Non-U.S. GAAP Measures
The table below reconciles certain U.S. Generally Accepted Accounting Principles (“GAAP”) financial measures to the corresponding non-GAAP measures, which exclude special charges associated with actions to accelerate the streamlining of the organization, including the consolidation of certain manufacturing facilities and the loss on the early extinguishment of debt. These non-GAAP financial measures, including adjusted operating profit, adjusted operating profit margin, adjusted income from continuing operations, and adjusted diluted earnings per share, are provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes these non-U.S. GAAP measures provide greater comparability and enhanced visibility into results excluding the impact of the special charges and loss on the early extinguishment of debt. These non-GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, results prepared in accordance with GAAP.

		THREE MONTHS ENDED
	August 31,
	2010		2009
		% of Sales		% of Sales
Net Sales	$444.1		$422.6

Operating Profit (GAAP)	$48.0	10.8%	$49.9	11.8%
Add-Back: Special Charge	3.3	0.7%	0.1	0.0%

Adjusted Operating Profit (Non-GAAP)	$51.3	11.5%	$50.0	11.8%

Income from Continuing Operations (GAAP)	$27.2		$29.1
Add-Back: Special Charge	2.1		0.1

Adjusted Income from Continuing Operations (Non-GAAP)	$29.3		$29.2

Diluted Earnings Per Share from Continuing Operations (GAAP)	$0.62		$0.66
Add-Back: Special Charge	0.05		0.00

Adjusted Diluted Earnings Per Share from Continuing Operations (Non-GAAP)	$0.67		$0.66

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		TWELVE MONTHS ENDED
	August 31,
	2010		2009
		% of Sales		% of Sales
Net Sales	$1,626.9		$1,657.4

Operating Profit (GAAP)	$157.7	9.7%	$153.8	9.3%
Add-back: Special Charge	8.4	0.5%	26.7	1.6%

Adjusted Operating Profit (Non-GAAP)	$166.1	10.2%	$180.5	10.9%

Income from Continuing Operations (GAAP)	$79.0		$85.2
Add-back: Special Charge	5.5		16.8
Add-Back: Loss on Early Extinguishment of Debt	6.8		—

Adjusted Income from Continuing Operations (Non-GAAP)	$91.3		$102.0

Diluted Earnings Per Share from Continuing Operations (GAAP)	$1.79		$2.01
Add-back: Special Charge	0.13		0.40
Add-Back: Loss on Early Extinguishment of Debt	0.16		—

Adjusted Diluted Earnings Per Share from Continuing Operations (Non-GAAP)	$2.08		$2.41